Exhibit 5

Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178

February 22, 2011

The New York Times Company

620 Eighth Avenue

New York, New York 10018

Re:	The New York Times Company’s Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to The New York Times Company, a New York corporation (the “Company”), in connection with the filing of the referenced Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offer by the Company to exchange (the “Exchange Offer”) up to $225,000,000 aggregate principal amount of the Company’s 6.625% Senior Notes due 2016 (the “Old Notes”) for a like principal amount of the Company’s 6.625% Senior Notes due 2016 (the “Exchange Notes”) which will be registered under the Securities Act.

The Old Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of November 4, 2010, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation of the Company and the By-laws of the Company, each as amended to date, (ii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iii) the Registration Statement and the prospectus included therein (the “Prospectus”), (iv) the Indenture and (v) such other documents and records as we have deemed necessary. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

We have also assumed for purposes of our opinions that the Indenture has been duly authorized, executed and delivered by the Trustee, the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture and that the Indenture constitutes a legal, valid and binding obligation of the Trustee.

Based upon the foregoing, we are of the opinion that, when the Exchange Notes have been duly executed, authenticated, issued and delivered against receipt of the Old Notes in accordance with the provisions of the Indenture and the Exchange Offer described in the Prospectus, the Exchange Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing and standards of materiality.

We render the foregoing opinions as members of the bar of the State of New York and express no opinion as to laws other than the laws of the State of New York and the federal laws of the United States of America.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP